STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE, OF INCORPORATION

     MAS ACQUISITION II CORP. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of September 8, 1997, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
              RESOLVED, that the Certificate. of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

                    "The name of the Corporation is THERMOTEK
                              ENVIRONMENTAL, INC."

     SECOND: that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation of Laws of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said MAS ACQUISITION II CORP. has caused this certificate to be signed by


                           /ss/Caroline Quigley
                           --------------------
                 Incorporator / CAROLINE QUIGLEY